ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES
ONE-FOR-FIVE REVERSE STOCK SPLIT,
CONTINUED DIVIDEND RATE PER COMMON SHARE FOR SEPTEMBER 2023
AND STABLE Q4 DIVIDEND GUIDANCE

VERO BEACH, Florida – August 29, 2023 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PRC) (“ARMOUR” or the “Company”) today announced that its Board of Directors has approved a reverse stock split of ARMOUR's outstanding shares of common stock at a ratio of one-for-five and the September 2023 dividend for the Company's Common Stock. The Company today also announced guidance on common stock dividends for the fourth quarter of 2023.
One-for-Five Reverse Stock Split
The reverse stock split is scheduled to take effect at about 5:00 p.m. Eastern Time on September 29, 2023 (the "Effective Time"). At the Effective Time, every five issued and outstanding shares of common stock of the Company will be converted into one share of common stock of the Company. In addition, at the Effective Time, the number of authorized shares of common stock will also be reduced on a one-for-five basis. The par value of each share of common stock will remain unchanged. Trading in ARMOUR's common stock on a split adjusted basis is expected to begin at the market open on October 2, 2023. ARMOUR's common stock will continue trading on the NYSE under the symbol "ARR" but will be assigned a new CUSIP number. The Company believes that existing stockholders will benefit from the ability to attract a broader range of investors as a result of the reverse stock split and a higher per share stock price.

As a result of the reverse stock split, the number of outstanding shares of ARMOUR's common stock as of August 29, 2023, will be reduced from approximately 237,356,720 to approximately 47,471,344. As discussed further below, the monthly common dividend rate is expected to remain stable at an adjusted rate of $0.40 per share. Concurrently, the authorized number of shares of common stock will be reduced from 450,000,000 to 90,000,000. The number of shares of ARMOUR’s Series C Preferred Stock outstanding, their preference amount and dividend rate are not affected by this reverse stock split.
No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of ARMOUR's common stock on the NYSE for the three consecutive trading days ending on September 29, 2023. The reverse stock split will apply to all of ARMOUR's authorized and outstanding shares of common stock as of the Effective Time. Stockholders of record will be receiving information from Continental Stock Transfer & Trust Company, ARMOUR's transfer agent, regarding their stock ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable. Stockholders who hold their shares in brokerage accounts or "street name" are not required to take any action in connection with the reverse stock split.
September 2023 Common Stock Dividend Information
The table below contains the information on the Company’s common stock dividend for September 2023, which continues the current dividend rate before the reverse stock split becomes effective.

Month	Dividend	Holder of Record Date	Payment Date
September 2023	$0.08	September 15, 2023	September 28, 2023

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ARR Announces One-For-Five Reverse Stock Split and Stable Common Dividends

August 29, 2023
Q4 2023 Common Stock Dividend Guidance
The table below contains the Company's guidance on common stock dividends currently expected following the reverse stock split.

Month	Dividend	Holder of Record Date	Payment Date
October 2023	$0.40	October 16, 2023	October 30, 2023
November 2023	$0.40	November 15, 2023	November 29, 2023
December 2023	$0.40	December 15, 2023	December 28, 2023
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders. Actual dividends are determined at the discretion of the Company’s board of directors, which may consider additional factors including the Company’s results of operations, cash flows, financial condition and capital requirements as well as current market conditions, expected opportunities and other relevant factors.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340
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